UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. ___)

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◻ Soliciting Material Pursuant to §240.14a-12

PC CONNECTION, INC.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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PC CONNECTION, INC.

730 Milford Road

Merrimack, New Hampshire 03054

(603) 683-2000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 26, 2021

The 2021 Annual Meeting of Stockholders of PC Connection, Inc., a Delaware corporation, which we refer to as the Company, will be held at our corporate headquarters, 730 Milford Road, Merrimack, NH 03054 on Wednesday, May 26, 2021 at 10:00 a.m. (EST) to consider and act upon the following matters:

1.	To elect five directors to serve until the 2022 Annual Meeting of Stockholders;

2.	To ratify the selection by the Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2021; and

3.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on April 6, 2021 are entitled to notice of and to vote at the meeting or any adjournments thereof. Our stock transfer books will remain open. All stockholders are cordially invited to attend the meeting.

Due to the coronavirus pandemic and the public health and travel concerns our stockholders may have, audio webcast and teleconference capabilities will be available at https://edge.media-server.com/mmc/p/zanajugb. To listen by teleconference, stockholders should dial 1-877-776-4016 domestically, or 1-973-638-3231 internationally and use the following meeting ID 8087437.

Although audio webcast and teleconference capabilities will be available in order to enable stockholders who wish to listen to the Annual Meeting to do so without attending the Annual Meeting, stockholders will not be able to vote or revoke a proxy via the audio webcast or teleconference. Therefore, to ensure that your vote is counted at the Annual Meeting, the Company encourages its stockholders to complete and return the proxy card included with the Notice Regarding the Availability of Proxy Materials, or through your broker, bank or other nominee’s voting instruction form.

By Order of the Board of Directors,

Patricia Gallup
Chair of the Board

Merrimack, New Hampshire
April 30, 2021

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to Be Held on May 26, 2021: The Notice of the 2021 Annual Meeting and Proxy Statement and the Annual Report for the year ended December 31, 2020 are being mailed to stockholders on or about May 7, 2021. The Notice of 2021 Annual Meeting and Proxy Statement and Annual Report for the year ended December 31, 2020 may also be accessed at http://ir.connection.com/financials/annual-reports-and-proxy.

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES AT THE MEETING. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

PC CONNECTION, INC.

730 Milford Road

Merrimack, New Hampshire 03054

PROXY STATEMENT FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

To Be Held On May 26, 2021

This Proxy Statement is furnished in connection with the solicitation of proxies by PC Connection, Inc., a Delaware corporation, which we refer to as the Company, (or “we,” “us,” or “our”) by our Board of Directors, or the Board, for our 2021 Annual Meeting of Stockholders, or the “Annual Meeting”, to be held on Wednesday, May 26, 2021 at 10:00 a.m. (EST) at our corporate headquarters, 730 Milford Road, Merrimack, NH 03054 or any adjournment or adjournments of the Annual Meeting. You may obtain directions to the location of the Annual Meeting by contacting Investor Relations at 603-683-2505.

All proxies will be voted in accordance with the stockholders’ instructions. If no choice is specified, the proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of a written revocation or a subsequently dated proxy to our secretary or by voting in person during the Annual Meeting.

Voting Securities and Votes Required

On April 6, 2021, the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 26,187,175 shares of our Common Stock, $.01 par value per share, or the Common Stock. Stockholders are entitled to one vote per share of Common Stock. Our stock record books will be available for inspection by stockholders of record at our offices at the above address and at the time and place of the Annual Meeting.

The presence, in person or by proxy, of the holders of a majority of the issued and outstanding shares of Common Stock entitled to vote at the Annual Meeting shall be necessary to constitute a quorum for the transaction of business. If a quorum is not present, the meeting will be adjourned until a quorum is obtained. Abstentions will be considered as present for purposes of determining whether a quorum is present. Proxies reflecting broker non-votes (where a broker or nominee does not have discretionary authority to vote on a proposal) will be considered as present for purposes of determining whether a quorum is present provided there is at least one routine matter to be voted on.

If a quorum is present at the Annual Meeting, the vote required to adopt each of the scheduled proposals will be as follows:

Election of Directors. Under the Company’s by-laws, any election by stockholders shall be determined by a plurality of the votes cast on the election (candidates who receive the highest number of “for” votes are elected). Stockholders may vote “for” or “withhold” authority to vote with respect to one or more director nominees; however, where candidates are unopposed, “withhold” votes will have no effect on the election of such nominees. In addition, broker non-votes, as described below, will have no effect on the election of such nominees.

Other Matters. Under the Company’s by-laws, the affirmative vote of the holders of a majority of the votes cast (meaning the number of shares voted “for” a proposal must exceed the number of shares voted “against” such proposal) will be required for: approval of the ratification of the selection of the independent registered public accounting firm (Proposal 2). Stockholders may vote “for,” “against,” or “abstain” from voting on the proposal. Abstentions are not considered votes cast for the foregoing purpose, and will have no effect on the vote for the proposal.

Broker Non-Votes. Persons who hold shares on the record date through a broker, bank, or other nominee are considered beneficial owners. Brokers holding shares in “street name” must vote according to specific instructions they receive from the beneficial owners of those shares. If brokers do not receive specific instructions, brokers may in some cases vote the shares in their discretion. However, brokers holding shares in “street name” for their beneficial owners are prohibited from voting on behalf of the clients in director elections and other non-routine matters unless the brokers have received specific voting instructions from those clients. Accordingly, a broker cannot vote shares held on behalf of a beneficial owner on Proposal 1 regarding the election of directors, unless such broker has received specific voting instructions from the beneficial owner. However, a broker will have discretion to vote shares held on behalf of a beneficial owner on Proposal 2, the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the year ending December 31, 2021, even if such broker has not received specific voting instructions from the beneficial owner. Shares held in “street name” by brokers who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter and will also not be counted as votes cast or shares voting on such matter.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

Stock Ownership of Officers and Directors

Unless otherwise provided below, the following table sets forth, as of April 23, 2021, the beneficial ownership of our Common Stock by: (i) each of our current and nominated directors; (ii) each of our named executive officers in the Summary Compensation Table under the heading “Executive Compensation” below; and (iii) all our current directors and executive officers as a group. Unless otherwise indicated, each person has sole investment and voting power, or shares such power with his or her spouse, with respect to the shares set forth in the following table. The inclusion in this table of any shares deemed beneficially owned does not constitute an admission of beneficial ownership of those shares.

Except as otherwise set forth below, the street address of each beneficial owner is c/o PC Connection, Inc., 730 Milford Road, Merrimack, New Hampshire 03054.

	Shares of		Percentage of
	Common Stock		Common
	Beneficially		Stock
Name	Owned (1)		Outstanding (2)
Patricia Gallup	14,742,407	(3)	56.3%
Timothy McGrath	262,538		1.0
David Beffa-Negrini	90,000		*
Jack Ferguson	80,680		*
Barbara Duckett	12,877		*
Thomas Baker	10,076		*
Gary Kinyon	—		*
All current directors and executive officers as a group (6 individuals)	15,198,578		58.0

*	Less than 1% of the total number of our outstanding shares of Common Stock on April 23, 2021.

(1)	The number of shares beneficially owned by each director or executive officer is determined under rules promulgated by the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power, and also any shares which the individual has the right to acquire as of April 23, 2021 or will have the right to acquire within 60 days thereof through the exercise of any stock option or other right.

(2)	The number of shares of Common Stock deemed outstanding for purposes of determining such percentages includes 26,187,175 shares outstanding as of April 23, 2021, and any shares subject to issuance upon exercise of options or other rights held by the person in question that were exercisable on or vest within 60 days after April 23, 2021.

(3)	Includes (i) 14,238,189 shares of Common Stock held of record by The 1998 PC Connection Voting Trust (the “Voting Trust”), (ii) 25,868 shares of Common Stock held by the Estate of David McLellan Hall, for which Ms. Gallup serves as executor, and (iii) 15,133 shares of Common Stock held by Ms. Gallup’s spouse, as to which Ms. Gallup disclaims beneficial ownership. Ms. Gallup has the sole power to vote or direct the vote of 14,727,273 shares of Common Stock, shared power to vote or direct vote of 15,133 shares of Common Stock; sole power to dispose or direct the disposition of 14,727,273 shares of Common Stock and the shared power to dispose or direct the disposition of 15,133 shares of Common Stock.

Stock Ownership of Certain Beneficial Owners

To our knowledge, as of April 23, 2021, the following entities beneficially owned more than 5% of our Common Stock.

Name and Address	Title	Shares Of		Percentage of
	of Class	Common Stock		Common Stock
		Beneficially Owned		Outstanding (1)
The 1998 PC Connection Voting Trust
730 Milford Road,	Common Stock	14,238,189	(2)	54.4%
Merrimack, New Hampshire 03054

Estate of David McLellan Hall
P O Box 256	Common Stock	7,144,962	(3)	27.3%
Keene, NH 03431

BlackRock, Inc.
55 East 52nd Street	Common Stock	2,279,644	(4)	8.7%
New York, NY 10055

Dimensional Fund Advisors, Inc.
6300 Bee Cave Road, Building One	Common Stock	1,919,500	(5)	7.3%
Austin, Texas, 78746

Mawer Investment Management Ltd.
600, 517 – 10th Avenue SW	Common Stock	1,654,725	(6)	6.3%
Calgary, Alberta, Canada T2R 0A8

(1)	The number of shares of Common Stock deemed outstanding for purposes of determining such percentages includes 26,187,175 shares outstanding as of April 23, 2021.

(2)	In connection with our initial public offering in March 1998, Patricia Gallup and David Hall placed substantially all of the shares of Common Stock that they beneficially owned immediately prior to the public offering into the 1998 PC Connection Voting Trust in exchange for voting trust receipts representing each share of Common Stock contributed to the Voting Trust. Patricia Gallup, as a holder of voting trust receipts and the sole trustee of the Voting Trust, may vote and be deemed to beneficially own 14,238,188 shares of Common Stock held of record by the Voting Trust. The Estate of David McLellan Hall, as the holder of voting trust receipts, may be deemed to beneficially own 7,119,094 shares of Common Stock held of record by the Voting Trust.

(3)	Includes 7,119,094 shares of Common Stock held of record by the Voting Trust. Patricia Gallup, as the executor of the Estate of David McLellan Hall, may be deemed to beneficially own the shares held by the Estate of David McLellan Hall. The Estate of David McLellan Hall has the sole power to vote or direct the vote of 25,868 shares of Common Stock, the shared power to vote or direct the vote of 0 shares of Common Stock, the sole power to dispose or direct the disposition of 7,144,962 shares of Common Stock and the shared power to dispose or direct the disposition of 0 shares of our Common Stock.

(4)	The information presented herein is as reported in, and based solely upon, a Schedule 13G filed with the SEC on February 2, 2021 by BlackRock, Inc., which we refer to as BlackRock. BlackRock possesses the sole power to vote or direct the vote of 2,163,940 shares of our Common Stock, the shared power to vote or direct the vote of 0 shares of Common Stock, the sole power to dispose or direct the disposition of 2,279,644 shares of our Common Stock and shared power to dispose or direct the disposition of 0 shares of our Common Stock.

(5)	The information presented herein is as reported in, and based solely upon, a Schedule 13G/A filed with the SEC on February 12, 2021 by Dimensional Fund Advisors LP, which we refer to as Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940. Dimensional furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled funds, group trusts and separate accounts (such investment companies, trusts and accounts, collectively referred to as the “Funds”). All shares of our Common Stock listed as owned by Dimensional are owned by the Funds. In its role as investment advisor or manager, Dimensional possesses shared power to vote or direct the vote of 1,857,654 shares of our Common Stock that is owned by the Funds and shared power to dispose or direct the disposition of 1,919,500 shares of our Common Stock that is owned by the

Funds, and may be deemed to be the beneficial owner of 1,919,500 shares of our Common Stock held by the Funds. Dimensional disclaims beneficial ownership of Stock.

(6)	The information presented herein is as reported in, and based solely upon, a Schedule 13G filed with the SEC on February 5, 2021 by Mawer Investment Management Ltd., which we refer to as Mawer. Mawer possesses the sole power to vote or direct the vote of 1,654,725 shares of our Common Stock, the shared power to vote or direct the vote of 0 shares of our Common Stock, the sole power to dispose or direct the disposition of 1,654,725 shares of our Common Stock and the shared power to dispose or direct the disposition of 0 shares of our Common Stock.

PROPOSAL ONE

ELECTION OF DIRECTORS

Directors are to be elected at the Annual Meeting. The size of our Board of Directors is currently fixed at five members. Our Bylaws provide that our directors will be elected at each annual meeting of our stockholders to serve until the next annual meeting of stockholders or until their successors are duly elected and qualified.

The person named in the enclosed proxy (Patricia Gallup) will vote to elect the five nominees named below as our directors unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. Each nominee, except for Gary Kinyon, is presently serving as a director, and each nominee has consented to being named in this Proxy Statement and to serve, if elected. If for any reason any nominee should be unable to serve, the person acting under the proxy may vote the proxy for the election of a substitute nominee designated by our Board of Directors. It is not presently expected that any of the nominees will be unavailable to serve.

Our Board of Directors recommends a vote “FOR” the election of the nominees described below.

Set forth below are the name, age, and length of service as a director for each nominee of our Board of Directors and the positions and offices held by him or her, his or her principal occupation and business experience for at least the past five years, and the names of other publicly-held companies of which he or she serves as a director or served as a director during the past five years. Information with respect to the number of shares of Common Stock beneficially owned by each director or nominee, directly or indirectly, as of April 23, 2021, appears under “Security Ownership of Certain Beneficial Owners and Management.”

Nominees for Election to our Board of Directors

Patricia Gallup, age 67, is our Chair and Chief Administrative Officer. Ms. Gallup served as Chief Executive Officer from September 2002 until August 2012 and from 1990 to 2001. Ms. Gallup is a co-founder of our Company, and has served on our Board of Directors since its inception and as an executive officer since 1982.

David Beffa-Negrini, age 67, has served on our Board of Directors since September 1994. Mr. Beffa-Negrini served as our Senior Vice President, Corporate Marketing and Creative Services from February 2007 until his retirement effective December 31, 2008. Mr. Beffa-Negrini served as Co-President of our former subsidiary Merrimack Services from September 2005 to February 2007, and as our Vice President of Corporate Communications from June 2000 to February 2007. Mr. Beffa-Negrini served in a variety of senior management capacities in the areas of merchandising, marketing, and communications during his 25 years of employment with the Company.

Barbara Duckett, age 76, has served on our Board of Directors since June 2009. From 2000 to 2013, Ms. Duckett served as the President, Chief Executive Officer, and as a member of the board of directors of Home Healthcare, Hospice and Community Services. Since April 2011, Ms. Duckett has served as a member of the board of directors of Monadnock Community Hospital. She also has served as a director or officer of several other non-profit and privately-held healthcare organizations, at the local, state, and national level.

Jack Ferguson, age 82, has served on our Board of Directors since May 2016. Mr. Ferguson served as our Executive Vice President from May 2007 to March 2012, Chief Financial Officer from December 2005 to March 2012, and Treasurer from November 1997 to March 2012. From December 1992 to May 2007, Mr. Ferguson served in various financial executive roles at the Company. He retired from the Company in March 2012.

Gary Kinyon, age 66, has been a partner at Bradley & Faulkner, P.C. since 1983. Mr. Kinyon has served as Corporator and Director of the Savings Bank of Walpole since 2010, and as Corporator and Trustee of New Hampshire Mutual Bancorp since 2018. Mr. Kinyon has also served as a member of the board of directors of several community, non-profit organizations.

We believe that each of our nominees is qualified to serve as a director of the Company as a result of his or her level of business experience described in the individual biographies above. Each nominee has served in a broad range of senior management roles, and some have served on other boards of directors. The Board concluded that the depth of experience and the combination of the different backgrounds of each of our nominees facilitate the Company’s goal of having a diversity of viewpoints and backgrounds on the Board, and gives the Company a broad range of experience on which to draw. Accordingly, the Board concluded that each of these individuals should serve as a director of the Company, in light of its business and structure, at the time of filing this proxy. In particular:

●	Ms. Gallup is a co-founder of the Company and has served as an executive, director, or corporate officer of the Company for over 30 years and, as a result, has in-depth knowledge of the information technology (IT) industry and our business. She also has experience serving as a board member of other companies, both public and private.

●	Mr. Beffa-Negrini has served the Company in a variety of leadership roles and senior management positions, and has more than 25 years of experience in the IT industry. These qualifications provide the Board with insights into the organizational development of the Company, along with a broad knowledge base of the industry.

●	Ms. Duckett has significant executive management and board-level experience with numerous organizations in the healthcare industry. Accordingly, Ms. Duckett brings to the Board strong business knowledge as well as insight into the growing healthcare industry, which is a sector the Company serves.

●	Mr. Ferguson served the Company in a variety of financial executive positions for almost 20 years, and accordingly has in depth knowledge of the IT industry and our business.

●	Mr. Kinyon has been a partner in a general practice law firm specializing in business formation, reorganization, banking, business transactions, commercial/residential financing, contracts and real estate since 1983 thereby possessing the knowledge to assist with the business of the Company and its customers, employees and other stakeholders.

No family relationship exists between any of our executive officers or directors.

INFORMATION CONCERNING DIRECTORS, NOMINEES, AND EXECUTIVE OFFICERS

Board Meetings and Attendance

Our Board of Directors met five times during the year ended December 31, 2020, either in person or by teleconference. During 2020, each director attended at least 75% of the aggregate number of Board meetings and the number of meetings held by all committees on which he or she served. Our Board of Directors does not currently have a policy with regard to the attendance of Board members at our annual meeting of stockholders, though all four of our current directors virtually attended the 2020 annual meeting.

Board Committees

Our Board of Directors has established two standing committees–Audit and Compensation. The Audit and Compensation Committees each operate under written charters that have been approved by our Board of Directors. Each charter can be viewed on our website at http://ir.connection.com and is available in print to any stockholder requesting a copy by contacting our investor relations department at PC Connection, Inc., 730 Milford Road, Merrimack, New Hampshire 03054.

Our Board of Directors has determined that all of the members of our two standing committees are independent as defined under the rules of the Nasdaq Stock Market including, in the case of all members of the Audit Committee, the independence requirements set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

Audit Committee

The Audit Committee’s responsibilities include:

●	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

●	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of certain reports and other communications required to be made by the independent registered public accounting firm;

●	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;

●	monitoring our internal control over financial reporting, disclosure controls and procedures, and code of business conduct and ethics;

●	discussing our risk assessment and risk management policies;

●	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;

●	meeting independently with our internal auditing staff, independent registered public accounting firm, and management;

●	reviewing policies and procedures for reviewing and approving or ratifying related person transactions;

●	reviewing and approving or ratifying any related person transactions; and

●	preparing the audit committee report required by SEC rules (which is included on page 28 of this Proxy Statement).

The members of our Audit Committee are Ms. Duckett, Mr. Ferguson, and Mr. Beffa-Negrini. Our Board of Directors has determined that Ms. Duckett and Mr. Ferguson both qualify as an “audit committee financial expert” as defined by applicable SEC rules. The Audit Committee met seven times during 2020.

Compensation Committee

The Compensation Committee’s responsibilities include:

●	annually reviewing and approving corporate goals and objectives relevant to CEO compensation;

●	reviewing and approving, or recommending for approval by the Board of Directors, our CEO’s compensation;

●	reviewing and approving, or recommending for approval by the Board of Directors, the compensation of our other executive officers;

●	overseeing evaluations of our senior executives;

●	overseeing and administering our cash and equity incentive plans;

●	reviewing and making recommendations to our Board of Directors with respect to incentive-compensation and equity-based plans;

●	reviewing and making recommendations to our Board of Directors with respect to director compensation;

●	reviewing and discussing annually with management our “Compensation Discussion and Analysis;”

●	overseeing any compensation consultants, legal counsel or other advisors that it, in its sole discretion, retains or obtains advice from; and
●	preparing the compensation committee report required by SEC rules (which is included on page 20 of this Proxy Statement).

The processes and procedures followed by our Compensation Committee in considering and determining executive and director compensation are described below under the heading “Executive and Director Compensation Processes.”

The members of the Compensation Committee are Ms. Duckett and Mr. Ferguson. The Compensation Committee met once in 2020.

Controlled Company Status

We are a “Controlled Company” as defined in Nasdaq Stock Market Rule 5615(c). Our Board of Directors has based this determination on the fact that approximately 56% of our voting stock is beneficially owned or controlled by Ms. Gallup.

We do not have a standing nominating committee, and the functions of evaluating and selecting directors have been performed by our Board of Directors as a whole. We believe that it is not necessary to have a nominating committee because our directors have generally served for extended terms. Our Board of Directors will from time to time evaluate biographical information and background material relating to and for the purpose of identifying potential candidates and interview selected candidates. Our Board of Directors does not currently have a charter or written policy with regard to the nomination process. We do not have a written policy due to the generally extended terms served by our directors.

Board Leadership Structure

Ms. Gallup is the Chair of our Board of Directors and Chief Administrative Officer of our Company. While the roles of Chief Executive Officer and Chair are separate, our leadership structure does not include a lead independent director. In light of our controlled company status discussed above, we believe that the creation of a lead independent director position is not necessary at this time. Our Board of Directors has determined that having Ms. Gallup act as Chair and as

Chief Administrative Officer of our Company is in the best interests of the Company and our stockholders and is consistent with good corporate governance for the following reasons:

●	our Chair and Chief Administrative Officer is more familiar with our business and strategy than an independent, non-employee Chair would be, and is thus better positioned to focus our Board’s agenda on the key issues facing our Company;

●	our structure provides strong and consistent leadership for our Company, without risking overlap or conflict of roles; and

●	oversight of our Company is the responsibility of our Board as a whole, and this responsibility can be properly discharged without an independent Chair.

Our Board decided to separate the roles of Chair and Chief Executive Officer because it believes that this leadership structure offers the following benefits:

●	enhancing our Board’s objective evaluation of our Chief Executive Officer;

●	freeing the Chief Executive Officer to focus on company operations instead of Board administration; and

●	providing the Chief Executive Officer with an experienced sounding board.

Director Independence

Under applicable Nasdaq rules, a director will only qualify as an “independent director” if, in the opinion of our Board of Directors, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors considered whether any of Messrs. Ferguson or Beffa-Negrini or Ms. Duckett has a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and determined that none of these directors have such a relationship. In making such determinations, the Board of Directors considered the relationships that each such director has with our company and other facts and circumstances the Board of Directors deemed relevant in determining independence, including any commercial relationship between the director and the Company and the director’s equity ownership of the Company. Each of Messrs. Ferguson, Beffa-Negrini, and Kinyon, and Ms. Duckett is an “independent director” as defined under Nasdaq Stock Market Inc. Marketplace Rule 5605(a)(2). Messrs. Ferguson and Beffa-Negrini, and Ms. Duckett comprise our Audit Committee. Mr. Ferguson and Ms. Duckett comprise our Compensation Committee.

Executive and Director Compensation Processes

Our Compensation Committee generally reviews employee performance and compensation on an annual basis. Our Compensation Committee also compares the salaries of our executive officers to salaries of individuals who hold comparable positions in our immediate peer group as appropriate. The Compensation Committee makes salary determinations based on a number of factors, including the level and breadth of each executive officer’s responsibilities and experience. Salary decisions are also made with a view to retaining our executive talent. The Compensation Committee may, in its discretion, invite the Chief Executive Officer to be present during the approval of, or deliberations with respect to, other executive officer compensation, and our Chief Executive Officer may make recommendations relating to the salaries of our other executive officers.

In 2008, our shareholders approved for our executive officers the original Executive Bonus Plan. In 2011, our shareholders approved the Amended and Restated Executive Bonus Plan, which was amended in 2013. Annual cash bonuses under our Amended and Restated Executive Bonus Plan are based on the achievement of company-wide net income and expense leverage goals. Cash bonuses are set as a percentage of the executive officer's base salary.

Our Compensation Committee administers our 2020 Stock Incentive Plan, and our Amended and Restated 1997 Employee Stock Purchase Plan, as amended. To the extent permitted by applicable law, our Board of Directors or the Compensation Committee may delegate its authority to grant options and other awards that constitute rights under Delaware law to employees and non-executive officers under our 2020 Stock Incentive Plan, to either a committee of our Board or to our Chief Executive Officer, provided that it will fix the terms of such awards to be granted (including the exercise price of such awards, which may include a formula by which the exercise price will be determined) and the maximum number of shares subject to awards that may be granted. a committee of the Board of Directors comprised of Ms. Gallup, to issue certain awards under the 2020 Stock Incentive Plan, including (i) stock options, (ii) SEUs, (iii) restricted stock awards and (iv) restricted stock units to any employee who is not an executive officer or an “officer,” as defined by Rule 16a-1 of the Securities Exchange Act of 1934. Ms. Gallup may grant up to an aggregate of 350,000 shares of Common Stock subject to options, with no more than 20,000 shares of Common Stock subject to options permitted to be granted per individual per calendar year. She may also grant up to an aggregate of 600,000 SEUs, restricted stock, and restricted stock units awards with respect to 200,000 share of Common Stock.

The Compensation Committee has the authority to retain compensation consultants and other outside advisors to assist in the evaluation of executive officer compensation.

Oversight of Risk

Our Board of Directors oversees our risk management processes directly and through its committees. Our management is responsible for risk management on a day-to-day basis. The role of our Board of Directors and its committees is to oversee the risk management activities of management. They fulfill this duty by discussing with management the policies and practices utilized by management in assessing and managing risks and providing input on those policies and practices. In general, our Board of Directors oversees risk management activities relating to business strategy, capital allocation, organizational structure, and certain operational risks, including those arising from cybersecurity threats; our Audit Committee oversees risk management activities related to financial controls and legal and compliance risks, and our Compensation Committee oversees risk management activities relating to the Company’s compensation policies and practices. Each committee reports to the full Board on a regular basis, including reports with respect to the committee’s risk oversight activities as appropriate. In addition, since risk issues often overlap, committees from time to time request that the full Board discuss particular risks.

Director Candidates

All of the current members of our Board of Directors have served as directors for ten or more years, except Mr. Ferguson, who became director in May 2016. Mr. Kinyon is up for election for his first term as a director and his nomination was recommended to the Board of Directors by Ms. Gallup, our Chief Administrative Officer and Chair of the Board.

Where called for, qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing board composition. Minimum qualifications include high-level leadership experience in business activities, breadth of knowledge about issues affecting us, experience on other boards of directors, preferably public company boards, and time available for meetings and consultation on Company matters. While we do not have a formal policy with regard to the consideration of diversity in identifying director nominees, our Board of Directors desires a group of candidates who represent a diversity of viewpoints, backgrounds, skills, and expertise that enable them to make a significant contribution to our Board of Directors, our Company, and stockholders. In the event of a need for a new or additional director, our Board of Directors would evaluate potential nominees by reviewing their qualifications, results of personal and reference interviews, and such other information as the Board may deem relevant.

We do not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions.

Our Board of Directors has generally nominated the current directors for re-election at each annual meeting of stockholders. Our Board of Directors has therefore not established special procedures for evaluating stockholders recommendations. If we were to receive recommendations of candidates from our stockholders, the Board of Directors would consider such recommendations in the same manner as all other candidates. Stockholders who wish to suggest qualified candidates should send relevant information to the attention of the Corporate Secretary, PC Connection, Inc., 730 Milford Road, Merrimack, New Hampshire 03054 (603-683-2164).

Communicating with the Board of Directors

We have not implemented a process for our stockholders to send communications to our Board of Directors, other than as set out elsewhere in this proxy. We have not done so primarily due to our status as a controlled company, as discussed earlier.

Code of Business Conduct and Ethics Policy

We have adopted a written Code of Business Conduct and Ethics Policy, which we refer to as the Policy, which applies to our directors, officers, and employees, including our principal executive officer, principal financial and accounting officer, controller, and persons performing similar functions. We have posted our Policy on our website at http://ir.connection.com. In addition, we intend to post on our website all disclosures that are required by law or Nasdaq Stock Market listing standards concerning any amendments to, or waivers from, any provision of the Policy that occur in the future.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, executive officers, and holders of more than 10% of our Common Stock to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of our Common Stock. To our knowledge, the following reports were not timely filed with the SEC:

Our Director, David Beffa-Negrini, had an obligation to file a Form 5 disclosing the transfer of Common Stock to a charitable fund on or before February 16, 2021. A Form 4 disclosing the reportable transaction was filed with the SEC on April 15, 2021.

The Estate of David McLellan Hall had an obligation to file a Form 3 reporting its holdings on or before February 8, 2021. A Form 3 reporting the holdings of the Estate of David McLellan Hall was filed with the SEC on April 29, 2021.

Our Chief Administrative Officer and Chair, Patricia Gallup, and David Hall, our former board member, each had an obligation to file a Form 5 disclosing withdrawals of Common Stock from the Voting Trust on or before February 16, 2016. Forms 4 disclosing the withdrawals from the Voting Trust were filed by each of Ms. Gallup and a representative of Mr. Hall with the SEC on April 29, 2021. The Voting Trust has not historically filed its own Section 16 reports. Ms. Gallup also had an obligation to file a second Form 5 disclosing the acquisition of Common Stock attributable to her spouse’s inheritance on or before February 14, 2012. A Form 4 disclosing the acquisition of Common Stock attributable to her spouse’s inheritance was filed with the SEC on April 27, 2021.

Employee, Officer and Director Hedging

We do not have any policy regarding the ability of our employees, officers or directors to purchase financial instruments, or otherwise engage in transactions, that hedge or offset any decrease in the market value of our Common Stock.

Director Compensation

Each director is entitled to receive an annual retainer of $75,000, payable quarterly, for service on the Board. Each independent director also receives an annual retainer of $15,000, payable quarterly, for participation in the Board’s audit and compensation committees. In addition, Board members who act in a Chair capacity receive annual fees as follows: Board chair, $35,000; Board vice-chair, $10,000; audit committee chair, $10,000; compensation committee chair $5,000 and sub-committee chair, $5,000.

As more fully described below, the following table describes compensation paid to each director for the year ended December 31, 2020, except for compensation paid to Ms. Gallup, which is reflected below in the Summary Compensation Table for Fiscal Years Ended December 31, 2020, 2019, and 2018.

Director Compensation for Fiscal Year Ended December 31, 2020

	Fees Earned or	All Other
Name (1)	Paid in Cash ($) (2)	Compensation ($)(3)	Total ($)
David Hall	$75,000	$95,833	$170,833
Jack Ferguson	100,000	—	100,000
Barbara Duckett	95,000	—	95,000
David Beffa-Negrini	90,000	—	90,000

(1)	Mr. Kinyon was not a member of the Board of Directors during the year ended December 31, 2020.

(2)	Each director receives an annual retainer of $75,000, and each independent director also receives an annual retainer of $15,000 for participation in the Board’s audit and compensation committees. The chair positions receive varying fees, as noted above. In addition, Board members receive reimbursement for all reasonable expenses incurred in attending Board and committee meetings.

(3)	Mr. Hall was employed by the Company as an analyst and was entitled to a base salary and our standard fringe benefits as a full-time employee. Mr. Hall passed away in November 2020. The salary presented above reflects the pro-rated portion of his regular earnings as a full-time employee.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The Compensation Committee of our Board of Directors oversees the design and implementation of our executive compensation program. In this role, the Compensation Committee, which is comprised of two independent directors, evaluates the performance of, and reviews and approves annually all compensation decisions relating to our Chief Executive Officer. Our Chief Executive Officer annually reviews the performance of our other named executive officers and makes recommendations regarding their compensation. Our Compensation Committee may adopt or revise such recommendations in making compensation decisions for our other named executive officers.

At the 2020 Annual Meeting of Stockholders, a majority of stockholder votes were cast to approve on an advisory basis the compensation of our named executive officers as disclosed in our 2020 Proxy Statement. The Compensation Committee noted the affirmative vote on the Company’s executive compensation program as it determined executive officer compensation for 2021.

Our executive officers consist of our Chief Executive Officer, Chief Financial Officer, and Chief Administrative Officer. For 2020, our named executive officers were:

Name	Title
Timothy McGrath	President and Chief Executive Officer
Thomas Baker	Senior Vice President, Chief Financial Officer and Treasurer
Patricia Gallup	Chair and Chief Administrative Officer

Compensation Objectives

Our Compensation Committee’s primary objectives with respect to executive compensation are to attract, retain, and motivate our executives and to create long-term stockholder value. Additionally, the Committee seeks to ensure that executive compensation is aligned with our corporate strategies and business objectives, and that it promotes the achievement of key strategic and financial performance measures by linking short- and long-term cash and equity incentives to the achievement of measurable company performance goals.

To achieve these objectives, the Compensation Committee evaluates our executive compensation program with the goal of setting compensation at levels the Compensation Committee believes are competitive with those of other companies in our industry and our region that compete with us for executive talent. In addition, our executive compensation program ties a substantial portion of each executive’s overall compensation to managing their respective areas of responsibility and meeting key strategic, financial, and operational goals. These goals include success in (a) demonstrated leadership ability, (b) management development, (c) compliance with our policies, and (d) anticipation of, and response to, changing market and economic conditions that enhance our ability to operate profitably. From time to time, we also provide a portion of our executive compensation in the form of stock options, restricted stock units, and other stock-based awards that vest over time, which we believe helps to attract new management talent, as well as retain our existing executives. We believe such grants align our executives’ interests with those of our stockholders by allowing them to participate in the longer-term success of our Company as reflected in stock price appreciation.

We compete with many other companies for executive personnel. Accordingly, the Compensation Committee generally targets overall base salary and bonus compensation for executives at or near the midpoint of compensation paid to similarly situated executives of companies analyzed in our survey data, described more fully below. We may adjust this general target in certain situations when necessary, due to the experience level of the individual or other market factors.

Components of our Executive Compensation Program

The primary elements of our executive compensation program are:

●	base salary;
●	executive bonus plan;
●	equity awards;
●	benefits and other compensation; and
●	severance benefits.

Allocations between long-term and short-term compensation, cash and non-cash compensation, or the different forms of non-cash compensation vary, depending on our current initiatives and stated goals. Our goals for 2020 were focused on continuing the growth trend in consolidated net sales and net income that we established in prior years and, additionally, achieving a better leveraging of our expense structure by attaining our targeted selling, general and administrative, or SG&A, expenses as a percentage of net sales. Accordingly, the 2020 performance targets for the Executive Bonus Plan were designed to help achieve these two objectives. A total of 60% of the bonus was allocated to the achievement of a net income target of $84.2million, and 40% was allocated to achievement of an SG&A expense target of 10.21% of net sales. Each component was then applied to a multiplier based on the degree to which the respective target was met or exceeded, ranging from 0.5 to 1.7 for each target. No bonuses were to be paid for performance below $75.8 million of net income or SG&A expenses in excess of 11.23% of net sales.

Peer Group

Pearl Meyer & Partners, in its capacity as independent compensation consultant to the compensation committee, conducted a competitive assessment of our executive compensation and general compensation programs in 2018. As part of its assessments, Pearl Meyer & Partners provided comparative market data on compensation practices and programs based on an in-depth analysis of peer companies deemed comparable in terms of product and service offerings and/or revenue levels. Also considered in the analysis was broader market survey data reflecting industry- and size-appropriate comparators. Individual compensation ranges for each executive position were provided that compared the compensation ranges to actual salary levels.

The following companies, whose executive positions’ responsibilities were most similar to ours, were included in the peer group for both 2019 and 2020:

●	Anixter International Inc.
●	Benchmark Electronics, Inc.
●	CACI International Inc.
●	CDW Corporation
●	ConvergeOne Holdings, Inc.
●	ePlus, Inc.
●	Insight Enterprises, Inc.
●	ManTech Int’l Corporation
●	NETGEAR, Inc.
●	Presidio, Inc.
●	ScanSource, Inc.
●	Unisys Corporation

The Compensation Committee used the survey data provided by Pearl Meyer & Partners in 2018 to assist it in the review and comparison of each element of executive compensation, including base salary, bonus compensation, and other long-term incentive vehicles for our executives. With this information, the Compensation Committee analyzed compensation for each executive. The Compensation Committee targeted different compensation levels for each element of compensation as described below.

Base Salary

Base salaries are reviewed at least annually by the Compensation Committee, and in the case of named executive officers other than our Chief Executive Officer, are based on recommendations of the Chief Executive Officer. These salaries are adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance, experience, and the peer group data.

The Compensation Committee reviews the base salaries of our executives initially by reference to the median base salary level of the updated survey data. The Compensation Committee then makes adjustments to these reference levels for each executive’s base salary based on comparisons to the survey data and evaluation of the executive’s level of responsibility and experience, as well as company-wide performance. The Compensation Committee also considers the executive’s success in achieving business results and demonstrating leadership in determining actual base salary levels.

In 2020, there was no change in the base salaries of our three executive officers.

The compensation levels of our executives are established to recognize the relative level of responsibility of each executive. Our Chief Executive Officer’s compensation is higher than the levels of our other executives in order to reflect the generally broader and more significant level of responsibility of our Chief Executive Officer. We have found that compensation survey results generally reflect this pattern for most companies.

The Compensation Committee believes that benchmarking and aligning base salaries is especially critical to a competitive compensation program. Other elements of compensation are affected by changes in base salary. Annual incentives are targeted and paid out as a percentage of base salary, and the target levels of long-term incentives are also determined as a percentage of base salary.

Executive Bonus Plan

In 2008, our stockholders approved the original Executive Bonus Plan for our executive officers. In 2011, our shareholders approved the Amended and Restated Executive Bonus Plan, and in 2013, our stockholders approved an amendment to the Amended and Restated Executive Bonus Plan. Annual cash bonuses are intended to compensate our executives for the achievement of company-wide net income and expense leverage goals. Cash bonuses are set as a percentage of the executive officer's base salary, with higher-ranked executives typically being compensated at a higher percentage of base salary. However, our success is dependent on the ability of our management group to integrate and work together to meet common company-wide goals. Accordingly, executives are not assigned specific individual goals but instead are collectively responsible for meeting company-wide goals. Our Compensation Committee develops corporate goals that, if achieved, will result in improved operating performance. In 2020, our target bonus percentages were 100% of base salary for our Chief Executive Officer and Chief Financial Officer and 75% for our Chief Administrative Officer. In addition, our compensation program also provides incentives for our executives to reach beyond our target corporate goals. If our executives perform above expectations, they may be entitled to receive additional bonus amounts that can result in a total annual bonus of up to 170% of base salary for our Chief Executive Officer and Chief Financial Officer and up to 127.5% of base salary for the Chief Administrative Officer. Proportionally lower bonuses are provided for achievement levels between 90% and 100% of respective company-wide targets, and no bonuses are earned by any executive where less than 90% of the respective company-wide target factor is achieved. Our Compensation Committee approved a consolidated net income goal of $84.2 million for 2020, reflecting our growth target for the year and an expense leverage goal to limit 2020 consolidated SG&A expenses as a percentage of net sales at 10.21%. The Amended and Restated Executive Bonus Plan provides that the two targets be increased or decreased to reflect material changes in revenue growth rates for the IT markets in which the Company competes. This potential adjustment is based on the belief that management should neither receive a windfall from higher-than-expected IT industry growth nor be penalized for lower-than-expected growth.

Our executive officers work together as a team, and all executives are assigned the same company-wide net income and expense leverage goals. In 2020, our net income adjusted to exclude special charges was $56.5 million and SG&A expense as a percentage of net sales, which would have been reported under the revenue recognition standard prior to 1/1/2018 (ASC 605), was 10.97%. Performance by the Company against its adjusted net income target was not met, and performance against the adjusted SG&A target was 50%, resulting in an overall payout at 20% of the combined targets. Accordingly, total bonus payouts for the named executive officers aggregated $0.4 million.

The table below describes the bonus payments and the percentage of base salary for 2020 for the named executive officers:

Name of Executive	2020 Bonus Payment	Percentage of Base Salary
Timothy McGrath	$230,000	20%
Patricia Gallup	$49,050	15%
Thomas Baker	$75,000	20%

Equity Awards

Our equity award program is a vehicle for offering long-term incentives to our executives. We believe that equity grants help attract management talent and provide a strong link to our long-term performance and help to align the interests of our executives and our stockholders. In addition, the vesting feature of our equity grants furthers our goal of executive retention by providing an incentive to our executives to remain in our employ during the vesting period. In determining the size of equity grants to our executives, the Compensation Committee and the Chief Executive Officer consider comparative share ownership of executives in our compensation peer group, our company-wide performance, the applicable executive’s performance, the amount of equity previously awarded to the executive, the vesting of such awards, and the recommendation of management.

Our equity awards have typically taken the form of restricted stock units, or RSUs. The Compensation Committee and our Chief Executive Officer review all components of the executive’s compensation when determining equity awards to ensure that an executive’s total compensation conforms to our overall philosophy and objectives.

Stock options, when granted, have a ten-year life, and vesting and exercise rights cease shortly after termination of employment except in the case of death or disability. We do not have any equity ownership guidelines for our executives.

Benefits and Other Compensation

We maintain broad-based benefits that are provided to all employees, including health and dental insurance, life and disability insurance, and a 401(k) plan. Executives are eligible to participate in all of our employee benefit plans, in each case on the same basis as other employees. We provide a matching contribution equal to 50% of the employee’s deferral contributions to the 401(k) plan that does not exceed 6% of their qualified compensation.

No executive officer received perquisites aggregating $10,000 or more in 2020.

Severance Benefits

Pursuant to the incentive and retention agreements we have entered into with Mr. McGrath and Mr. Baker, each is entitled to severance payments for twenty-four months if the Company terminates the executive’s employment other than for cause, subject to a dollar-for-dollar reduction for cash compensation he may receive pursuant to any employment or consulting arrangement in such twenty-four months period. In addition, each is entitled to receive an amount in respect of his annual target bonus under the Amended and Restated Executive Bonus Plan (assuming achievement of 100% of target bonus) prorated for the number of days he is employed for the year in which termination of employment occurs, such amount payable in a lump sum on the date the first installment of severance is paid. In the event of a change in control, each is entitled to additional severance payments and certain other specified benefits, including the payment of COBRA continuation coverage costs otherwise payable by Mr. McGrath and Mr. Baker for a period of twenty-four months, in the event of termination of their employment under specified circumstances. We have provided more detailed information about these benefits, along with estimates of their value under various circumstances, under the caption “Potential Payments Upon Termination or Change in Control” below.

We believe providing these benefits help us compete for executive talent. After reviewing the practices of companies represented in our peer group, we believe that our severance and change of control benefits are generally in line with severance packages offered to executives at such companies.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code of 1986, as amended, which we refer to as the Code, generally disallows a tax deduction for compensation in excess of $1.0 million paid to our Chief Executive Officer and Chief Financial Officer and to each other officer (other than our Chief Executive Officer and our Chief Financial Officer) whose compensation is required to be reported to our stockholders pursuant to the Exchange Act by reason of being among the three most highly paid executive officers. Historically, compensation that qualified under Section 162(m) as performance-based compensation and compensation paid to the chief financial officer were exempt from the deduction limitation. However, subject to certain transition rules, tax legislation signed into law on December 22, 2017 commonly known as the Tax Cuts and Jobs Act, or the Tax Act, eliminated the qualified performance-based compensation exception and the exception for compensation paid to a company’s chief financial officer. As a result, for taxable years beginning after December 31, 2017, all compensation in excess of $1 million paid to each of the executives described above will not be deductible by us, subject to the transition relief.

We account for equity compensation awarded to our employees per the methods prescribed by ASC 718, which require us to recognize compensation expense in our financial statements for all share-based payments based upon an estimate of their fair value over the service period of the award. We record cash compensation as an expense at the time the obligation is accrued. Given our adoption of ASC 718, we believe that the accounting impact of the different forms of equity compensation awards generally reflects their economic impact. Accordingly, the underlying accounting treatment is not a material consideration in determining the specific nature or size of equity awards granted. The tax impact of the awards on the recipient and the effectiveness of the award in retaining executives are more relevant considerations.

Executive Compensation

The following table sets forth compensation information for our Chief Executive Officer, Chief Financial Officer, and our other most highly compensated executive officer who served as an executive officer during 2020, who were collectively our named executive officers for 2020.

Summary Compensation Table for Fiscal Years Ended December 31, 2020, 2019 and 2018

					Non-Equity
					Incentive
				Stock	Plan	All Other
		Salary		Awards	Compensation	Compensation		Total
Name and Principal Position	Year	($)		($) (1)	($) (2)	($) (3)		($)
Timothy McGrath	2020	$1,150,000		$—	$230,000	$8,550	(5)	$1,388,550
President and Chief Executive Officer	2019	968,654	(4)	1,533,000	1,529,500	4,125	(6)	4,035,279
	2018	945,000		2,600,000	945,000	4,125	(7)	4,494,125

Thomas Baker	2020	375,000		—	75,000	8,550	(5)	458,550
Senior Vice President, Chief Financial Officer	2019	297,115	(8)	1,429,000	416,764	288	(6)	2,143,167
and Treasurer

Patricia Gallup	2020	327,000		—	49,050	118,550	(5)	494,600
Chief Administrative Officer and	2019	327,000		—	326,183	114,200	(6)	767,383
Chairman of the Board	2018	327,000		130,000	245,250	114,125	(7)	816,375

(1)	Valuation represents the aggregate grant date fair value of the stock awards granted each year computed in accordance with ASC 718. Please see Note 10, “Stockholders’ Equity and Share-Based Compensation” of our Notes to Consolidated Financial Statements of our Annual Report on Form 10-K for the year ended December 31, 2020, for further information regarding share-based compensation. The RSUs granted to Mr. McGrath in October 2019 vest over seven years in equal annual installments, and commenced on October 29, 2020. The RSUs granted to Mr. McGrath in February 2018 vest over ten years according to the following schedule: 5,000 units on April 1, 2019; 10,000 units on April 1, 2020; 17,500 units on April 1, 2021; 7,500 units on July 1, 2021; 10,000 units on April 1, 2022, April 1, 2023, April 1, 2024, April 1, 2025, April 1, 2026, and April 1, 2027. The RSUs granted to Mr. Baker in March 2019 vest over four years in equal annual installments, the first of which vested on March 7, 2020. The RSUs granted to Mr. Baker in October 2019 vest over four years in equal annual installments, commenced on October 29, 2020. For her service on the Board of Directors, Ms. Gallup was awarded 5,000 RSUs in 2018, which began vesting ratably over ten years in equal annual installments on September 1, 2018. All RSUs granted are settled in equivalent amounts of Common Stock at vesting.

(2)	Non-equity incentive compensation for our executive officers was awarded pursuant to the Amended and Restated Executive Bonus Plan, upon the achievement of company-wide net income and expense leverage goals.

(3)	We have omitted perquisites and other personal benefits in those instances where the aggregate amount of such perquisites and other personal benefits totaled less than $10,000.

(4)	Effective October 29, 2019, Mr. McGrath’s annual salary was increased from $945,000 to $1,150,000, and the salary presented above includes the pro-rated increase.

(5)	Consists of: (a) our contributions for Ms. Gallup and Messrs. McGrath, and Baker under our 401(k) Plan each in the amount of $8,550, and (b) $110,000 in Director fees for Ms. Gallup.

(6)	Consists of: (a) our contributions for Ms. Gallup and Messrs. McGrath, and Baker under our 401(k) Plan each in the amount of $4,200, $4,125, and $288, respectively, and (b) $110,000 in Director fees for Ms. Gallup.

(7)	Consists of: (a) our contributions for Ms. Gallup and Mr. McGrath under our 401(k) Plan each in the amount of $4,125, and (b) $110,000 in Director fees for Ms. Gallup.

(8)	Messrs. Baker was hired in March 2019 with an annual base salary of $375,000. The salary presented above reflects the pro-rated portion earned during 2019.

Grants of Plan Based Awards

The following table sets forth certain information regarding grants of plan-based awards made to our named executive officers during 2020.

Grants of Plan-Based Awards for Fiscal Year Ended December 31, 2020

		Estimated Future Payouts Under
		Non‑Equity Incentive Plan Awards (1)
	Grant	Threshold	Target	Maximum
Name	Date	($)	($)	($)
Timothy McGrath	2/8/20	$575,000	$1,150,000	$1,955,000

Thomas Baker	2/8/20	187,500	375,000	637,500

Patricia Gallup	2/8/20	163,500	327,000	555,900

(1)	Threshold, target, and maximum amounts are based on the achievement of certain financial milestones, which are described above. All non-equity incentive plan awards listed were made under the Amended and Restated Executive Bonus Plan.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth certain information regarding outstanding equity awards held by our named executive officers as of December 31, 2020.

Outstanding Equity Awards at Fiscal Year Ended December 31, 2020

	Stock Awards
			Market
	Number of		Value of
	Shares or		Shares or
	Units of		Units of
	Stock That		Stock That
	Have Not		Have Not
Name	Vested (#)		Vested ($)(1)
Timothy McGrath	45,000	(2)	2,128,050
	39,000	(3)	1,844,310
	56,000	(4)	2,648,240
	85,000	(5)	4,019,650
	30,000	(6)	1,418,700

Patricia Gallup	3,500	(7)	165,515

Thomas Baker	10,000	(8)	472,900
	11,250	(9)	532,013

(1)	The fair value of restricted stock units was based on the closing price of our Common Stock on December 31, 2020 of $47.29 per share.

(2)	The RSUs granted to Mr. McGrath in November 2013 vest according to the following schedule: 20,000 units on November 27, 2021; 15,000 units on November 27, 2022; and 10,000 units on November 27, 2023.

(3)	The RSUs granted to Mr. McGrath in October 2014 vest according to the following schedule: 7,000 units on September 1, 2021; and 8,000 units on September 1, 2022, September 1, 2023, September 1, 2024, and September 1, 2025.

(4)	The RSUs granted to Mr. McGrath in March 2016 vest according to the following schedule: 8,000 units on September 1, 2021; 7,000 units on September 1, 2022, and September 1, 2023; 12,000 units on September 1, 2024; 7,000 units on September 1, 2025; 10,000 units on September 1, 2026; and 5,000 units on September 1, 2027.

(5)	The RSUs granted to Mr. McGrath in February 2018 vest over ten years according to the following schedule: 17,500 units on April 1, 2021, 7,500 units on July 1, 2021, and 10,000 units on April 1, 2022, April 1, 2023, April 1, 2024, April 1, 2025, April 1, 2026, April 1, 2027.

(6)	The RSUs granted to Mr. McGrath in October 2019 vest over seven years in equal annual installments of 5,000 units, commencing on October 29, 2020.

(7)	The RSUs granted to Ms. Gallup in February 2018 for her service on the Board of Directors vest annually in seven equal installments of 500 units, commencing September 1, 2021.

(8)	The RSUs granted to Mr. Baker in March 2019 vest over three years in equal annual installments of 5,000 units, commencing on March 7, 2020.

(9)	The RSUs granted to Mr. Baker in October 2019 vest over four years in equal annual installments of 3,750, commencing on October 29, 2020.

Options Exercised and Stock Vested

The following table sets forth certain information regarding restricted stock units (RSUs) vested in our named executive officers during 2020.

	Stock Awards
	Number of Shares
	Acquired on	Value Realized on
	Vesting	Vesting (1)
Name	(#)	($)
Timothy McGrath	55,000	$2,427,750
Thomas Baker	8,750	368,150
Patricia Gallup (2)	1,000	45,260

(1)	The value realized on vesting equals the number of shares acquired multiplied by the closing price of our Common Stock as of the vesting date.

(2)	The RSUs were awarded to Ms. Gallup for her service on the Board of Directors.

CEO Pay Ratio Disclosure

Following is a reasonable estimate, prepared under applicable SEC rules, of the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of our other employees. Our median employee included in our 2020 proxy statement terminated during the year, so we determined our median employee for our 2020 proxy statement based on base pay/cash compensation/W-2 wages actually paid during 2020 (annualized in the case of full- and part-time employees who joined the company during 2020) to each of our 2,597 employees (excluding the Chief Executive Officer) as of December 31, 2020. The annual total compensation of our median employee (other than the Chief Executive Officer) for 2020 was $65,298. As disclosed in the Summary Compensation Table appearing on page 16, our Chief Executive Officer’s annual total compensation for 2020 was $1,388,550. Based on the foregoing, our estimate of the ratio of the annual total compensation of our CEO to the median of the annual total compensation of all other employees was approximately 21 to 1. Given the different methodologies that various public companies will use to determine an estimate of their pay ratio, the estimated ratio reported above should not be used as a basis for comparison between companies.

Potential Payments Upon Termination or Change in Control

We have entered into incentive and retention agreements with Mr. McGrath and Mr. Baker providing for severance payments of twenty-four months, as described under the caption “Severance Benefits” above. In addition, if employment is terminated by the Company for any reason other than for cause or by Mr. McGrath or Mr. Baker for good reason (as defined in the incentive and retention agreements) within 12 months of a change in control, the payment in respect of his annual target bonus under the Amended and Restated Executive Bonus Plan (assuming achievement of 100% of target bonus) shall be for the full year and not prorated for the number of days he is employed for the year in which termination of employment occurs. In addition, upon a change in control 75% of the number of shares of Company stock subject to the unvested portion of each outstanding stock option and other equity award held by Messrs. McGrath and Baker shall become fully vested, exercisable and otherwise free from forfeiture, with the remaining unvested portion of such equity awards continuing to vest and becoming fully exercisable and free from forfeiture on the earlier of (x) the one-year anniversary of the closing of the change in control (assuming continued employment) or (y) the termination of employment by the Company for any reason other than for cause or by Mr. McGrath or Mr. Baker for good reason, and with respect to any equity awards in the form of restricted stock units, the amount paid upon such one-year anniversary of closing or qualified termination shall be the greater of the per share price paid to stockholders upon the closing of the change in control or the value of any equity into which the Company’s common stock converts upon the closing of the change in control. Under such circumstances, severance payments for Messrs. McGrath and Baker would have an aggregate value of $12,506,000 and $1,891,000, respectively, which includes twenty-four months base salary payments of $2,300,000 and $750,000, accelerated vesting RSU value of $9,044,000 and $754,000 based on the closing price of our Common Stock on December 31, 2020 of $47.29 per share, $1,150,000 and $375,000 of 100% of target bonus payments, and $12,000 and $12,000 in COBRA continuation coverage costs otherwise payable by Mr. McGrath and Mr. Baker for a period of twenty-four months. Such payments are conditioned upon our receipt of a general release of claims from Messrs. McGrath and Baker. The employment agreements with Messrs. McGrath and Baker include certain non-compete and non-solicit obligations that extend for twenty-four months after termination of employment. We assume, for the purpose of calculating the values above, that the effective date of termination is December 31, 2020.

In the event that we undergo an “Acquisition Event” as defined in the Amended and Restated 1997 Stock Incentive Plan and a “Reorganization Event” as defined in the Amended and Restated 2007 Stock Incentive Plan, as amended and as a result our Board of Directors accelerates the vesting of all outstanding unvested equity awards, the outstanding stock option and other equity awards held by Ms. Gallup shall become fully vested. As a result, Ms. Gallup would realize $165,515, based on the closing price of our Common Stock on December 31, 2020 of $47.29 per share, assuming the vesting and sale by her of the unvested equity awards presented above e.

Compensation Committee Report

Our Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

By the Compensation Committee of the Board of Directors of PC Connection, Inc.:

Barbara Duckett, Chair
Jack Ferguson

Compensation Committee Interlocks and Insider Participation

The members of the Compensation Committee are Ms. Duckett and Mr. Ferguson. Ms. Duckett and Mr. Ferguson were not at any time during 2020 an officer or employee of the Company or any of our subsidiaries. None of our executive officers has served as a director or member of the Compensation Committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as our director or a member of our Compensation Committee.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

We currently have leases for facilities in Marlow and Merrimack, New Hampshire and two facilities in Keene, New Hampshire with Gallup & Hall, or G&H, owned solely by Patricia Gallup and the Estate of David McLellan Hall, for which Ms. Gallup serves as executor. The three facilities located in Marlow and Keene, New Hampshire are leased on a month-to-month basis requiring monthly rental payments of $500, $1,344, and $11,773, respectively. These leases also obligate us to pay certain real estate taxes and insurance premiums on the premises. Rent expense under the three leases aggregated $163,404 for each of the years ended December 31, 2020 and 2019.

In November 1997, we entered into a fifteen-year lease for an 114,000 square foot corporate headquarters in Merrimack, New Hampshire with G&H Post, LLC, an entity owned solely by Patricia Gallup and the Estate of David McLellan Hall, for which Ms. Gallup serves as executor. The initial term of the fifteen-year lease ended in November 2013, and we amended the lease in May 2014 to extend the term for an additional five years. The amended term of the five-year lease ended in November 2018, and we exercised our option for an additional five-year term in May 2018. The terms of the new agreement have not yet been finalized. Accordingly, we continue to lease under the terms of the 2014 lease amendment, which requires an annual rental payment of $1,253,208 and requires us to pay our proportionate share of real estate taxes and common area maintenance charges as either additional rent or directly to third-party providers and also to pay insurance premiums for the leased property.

In August 2008, we entered into a ten-year lease agreement with G&H Post, LLC, an entity owned solely by Patricia Gallup and the Estate of David McLellan Hall, for which Ms. Gallup serves as executor, for an office facility adjacent to our corporate headquarters. The initial term of the 10-year lease ended in July 2018, and we exercised our option for an additional two-year term in May 2018. The terms of the new agreement have not yet been finalized. Accordingly, we continue to lease under the terms of the 2008 lease, which requires an annual rental payment of $262,860 and is subject to adjustment to reflect increases in a local consumer price index, but such adjustments shall not exceed an increase of 5.0% per year. The lease requires us to pay our proportionate share of real estate taxes and common area maintenance charges either as additional rent or directly to third-party providers and to pay insurance premiums for the leased property. Rent payments under the lease agreement were $262,860 for the years ended December 31, 2020 and 2019.

During 2020, we provided various facilities management, maintenance services, and administrative services to certain affiliates of Patricia Gallup and the Estate of David McLellan Hall, for which Ms. Gallup serves as executor, in connection with the operation of facilities leased by us from those affiliates. G&H reimbursed us $167,181 and $152,639 during 2020 and 2019, respectively, for those services.

The 1998 PC Connection Voting Trust

In connection with our initial public offering in March 1998, Patricia Gallup and David Hall placed substantially all of the shares of Common Stock that they beneficially owned immediately prior to the public offering into the Voting Trust, of which they served as co trustees. The Voting Trust is the record holder of 14,238,188 shares of Common Stock as of the record date, April 6, 2021. In the event of the death or incapacity of either co-trustee, the other trustee becomes the sole trustee of the Voting Trust with the right to vote all the shares held by the Voting Trust. Upon the passing of Mr. Hall, (i) Ms. Gallup became the sole trustee of the Voting Trust with the right to vote all Voting Trust shares and (ii) the Estate of David McLellan Hall was admitted to the Voting Trust as the successor of Mr. Hall. With limited exceptions, shares beneficially owned by the Estate of David McLellan Hall but held of record by the Voting Trust, when received by beneficiaries under the Estate of David McLellan Hall, will remain subject to the terms of the Voting Trust.

All related party transactions discussed above and referenced in this proxy statement were on terms comparable to those we could have obtained in arms-length transactions with unaffiliated third parties.

POLICIES AND PROCEDURES FOR RELATED PERSON TRANSACTIONS

Our Board of Directors has adopted written policies and procedures for the review of any transaction, arrangement, or relationship in which we are a participant, the amount involved exceeds $120,000, and one of our executive officers, directors, director nominees, or 5% stockholders (or their immediate family members), each of whom we refer to as a “related person,” has a direct or indirect material interest.

If a related person proposes to enter into such a transaction, arrangement, or relationship, which we refer to as a “related person transaction,” the related person must report the proposed related person transaction to our Chief Financial Officer. The policy calls for the proposed related person transaction to be reviewed and, if deemed appropriate, approved by our Audit Committee. Whenever practicable, the reporting, review, and approval will occur prior to entry into the transaction. If advance review and approval is not practicable, the Audit Committee will review, and, in its discretion, may ratify the related person transaction. The policy also permits the Chair of the Audit Committee to review and, if deemed appropriate, approve proposed related person transactions that arise between committee meetings, subject to ratification by the Audit Committee at its next meeting. Any related person transactions that are ongoing in nature will be reviewed annually.

A related person transaction reviewed under the policy will be considered approved or ratified if it is authorized by the Audit Committee after full disclosure of the related person’s interest in the transaction. As appropriate for the circumstances, the Audit Committee will review and consider:

●	the related person’s interest in the related person transaction;

●	the approximate dollar value of the amount involved in the related person transaction;

●	the approximate dollar value of the amount of the related person’s interest in the transaction without regard to the amount of any profit or loss;

●	whether the transaction was undertaken in the ordinary course of our business;

●	whether the terms of the transaction are no less favorable to us than terms that could have been reached with an unrelated third party;

●	the purpose of, and the potential benefits to us of, the transaction; and

●	any other information regarding the related person transaction or the related person in the context of the proposed transaction that would be material to investors in light of the circumstances of the particular transaction.

The Audit Committee may approve or ratify the transaction only if the Audit Committee determines that, under all of the circumstances, the transaction is not inconsistent with our best interests. The Audit Committee may impose any conditions on the related person transaction that it deems appropriate.

In addition to the transactions that are excluded by the instructions to the SEC’s related person transaction disclosure rule, our Board of Directors has determined that the following transactions do not create a material direct or indirect interest on behalf of related persons and, therefore, are not related person transactions for purposes of this policy:

●	interests arising solely from the related person’s position as an executive officer of another entity (whether or not the person is also a director of such entity), that is a participant in the transaction, where (a) the related person and all other related persons own in the aggregate less than a 10% equity interest in such entity, (b) the related person and his or her immediate family members are not involved in the negotiation of the terms of the transaction and do not receive any special benefits as a result of the transaction, (c) the amount involved in the transaction equals less than the greater of $200,000 or 5% of the annual gross revenues of the Company receiving payment under the transaction; and

●	a transaction that is specifically contemplated by provisions of our charter or bylaws.

The policy provides that transactions involving compensation of executive officers shall be reviewed and approved by the Audit Committee in the manner specified in its charter.

Equity Compensation Plan Information

The following table provides information about our Common Stock that may be issued upon exercise of options, warrants, and rights under our 2020 Stock Incentive Plan which was approved by our stockholders as of December 31, 2020.

Number of Securities Remaining
Available
for Future
	Number of Securities to be	Weighted-Average		Issuance Under Equity
	Issued Upon Exercise of	Exercise Price of		Compensation Plans [Excluding
	Outstanding Options,	Outstanding Options,		Securities Reflected in
	Warrants, and Rights (1)	Warrants, and Rights		Column (a)] (1)(2)(3)
Plan Category	(a)	(b)		(c)
Equity Compensation Plans Approved by Security Holders	460,000	$—	(4)	356,400

Equity Compensation Plans Not Approved by Security Holders	—	—		—

Total	460,000	$—		356,400

(1)The number of shares is subject to adjustments in the event of stock splits and other similar events.

(2)	Includes 350,000 shares of our Common Stock that have been approved for issuance under our 2020 Stock Incentive Plan by our Board of Directors and stockholders.

(3)	The weighted average exercise price of the outstanding options, warrants, and rights reflects 460,000 restricted stock units that were outstanding on December 31, 2020. Excluding these restricted stock units, which have a zero exercise price, the weighted average exercise price is $0.

PROPOSAL TWO

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected the firm of Deloitte & Touche LLP, an independent registered public accounting firm, to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2021. The ratification of this selection by the Audit Committee is not required under the laws of the State of Delaware, where we are incorporated, but the results of this vote will be considered by the Audit Committee in selecting our independent registered public accounting firm. Deloitte & Touche LLP has served as our independent registered public accounting firm since 1984. It is expected that a member of Deloitte & Touche LLP will be present at the annual meeting and have the opportunity to make a statement if so desired and will be available to respond to appropriate questions from stockholders.

Our Board of Directors recommends a vote “FOR” the ratification of the selection by the Audit Committee of Deloitte & Touche LLP as our independent registered public accounting firm by voting “FOR” Proposal THREE.

Principal Accounting Fees and Services

The following table summarizes the fees Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their affiliates, which we collectively refer to as Deloitte & Touche, billed to us for each of the last two fiscal years. The Audit Committee of our Board of Directors believes that the non-audit services described below did not compromise Deloitte & Touche’s independence.

Fee Category	2020	2019
Audit Fees (1)	$1,890,000	$1,081,376
Audit-Related Fees	—	—
Tax Fees (2)	466,100	264,250
All Other Fees (3)	1,895	1,895
Total Fees	$2,357,995	$1,347,521

(1)	Audit fees consist of fees for the audit of financial statements, the audit of internal control over financial reporting, the review of the interim financial statements included in quarterly reports on Form 10-Q, and other professional services provided in connection with statutory and regulatory filings or engagements.

(2)	The tax fees were for tax compliance services, which relate to preparation of original and amended tax returns, and claims for refunds and tax payment-planning services.

(3)	All Other Fees consist of fees for accounting tool subscriptions.

The Audit Committee has determined that the provision of services by Deloitte & Touche LLP described in the preceding paragraphs is compatible with maintaining Deloitte & Touche LLP’s independence. All permissible non-audit services provided by Deloitte & Touche LLP in 2020 were pre-approved by the Audit Committee.

Pre-Approval Policies and Procedures

Our Audit Committee has adopted policies and procedures relating to the approval of all audit and non-audit services that are to be performed by our independent registered public accounting firm. This policy generally provides that we will not engage an independent registered public accounting firm to render audit or non-audit services unless the service is specifically approved in advance by our Audit Committee or the engagement is entered into pursuant to one of the pre-approval procedures described below.

From time to time, our Audit Committee may pre-approve specified types of services that are expected to be provided to us by our independent registered public accounting firm during the next twelve months. Any such pre-approval is detailed as to the particular service or type of services to be provided and is also generally subject to a maximum dollar amount.

Our Audit Committee has also delegated to the Chair of our Audit Committee the authority to approve any audit or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services by the Chair of our Audit Committee pursuant to this delegated authority is reported on at the next meeting of our Audit Committee.

Audit Committee Report

Our Audit Committee has reviewed our audited financial statements for the fiscal year ended December 31, 2020, and discussed them with our management and our independent registered public accounting firm.

The Audit Committee has also discussed with our registered public accounting firm various communications that our independent registered public accounting firm is required to provide to the Audit Committee, including the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

Our Audit Committee has received the written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2020.

By the Audit Committee of the Board of Directors of PC Connection, Inc.:

Jack Ferguson, Chair
Barbara Duckett David Beffa-Negrini

ADDITIONAL INFORMATION

Attending the Annual Meeting

The Annual Meeting will be held in person at our corporate headquarters, 730 Milford Road, Merrimack, NH 03054 on Wednesday, May 26, 2021 at 10:00 a.m. (EST). However, due to the coronavirus pandemic and the public health and travel concerns our stockholders may have, audio webcast and teleconference capabilities will be available at https://edge.media-server.com/mmc/p/zanajugb. To listen by teleconference, stockholders should dial 1-877-776-4016 domestically, or 1-973-638-3231 internationally and use the following meeting ID 8087437

Although audio webcast and teleconference capabilities will be available in order to enable stockholders who wish to listen to the Annual Meeting to do so without attending the Annual Meeting, stockholders will not be able to vote or revoke a proxy via the audio webcast or teleconference. Therefore, to ensure that your vote is counted at the Annual Meeting, the company encourages its stockholders to complete and return the proxy card included with the Notice Regarding the Availability of Proxy Materials, or through your broker, bank or other nominee’s voting instruction form.

Matters to be Considered at the Annual Meeting

Our Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

Householding of Annual Meeting Materials

Some banks, brokers, and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Notice of Internet Availability of Proxy Materials, proxy statement, or annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of these documents to you if you write or call us at the following address or phone number: PC Connection, Inc., Attention: Investor Relations, 730 Milford Road, Merrimack, New Hampshire 03054 (603-683-2505). If you wish to receive separate copies of the Notice of Internet Availability of Proxy Materials, the annual report, or the proxy statement, as applicable in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as filed with the SEC, except for exhibits, will be furnished without charge to any stockholder upon written or oral request to:

PC Connection, Inc.,

Attention: Investor Relations,

730 Milford Road,

Merrimack, New Hampshire 03054

(603-683-2505)

Solicitation of Proxies

All costs of solicitations of proxies will be borne by us. In addition to solicitations by mail, our directors, officers, and regular employees, without additional remuneration, may solicit proxies by telephone, mail, fax, and personal interviews. We will also request brokers, custodians, and fiduciaries to forward proxy soliciting material to the owners of stock held in their names, and we will reimburse them for their out-of-pocket expenses in this regard.

Deadline for Submission of Stockholder Proposals and Nominations

Proposals of stockholders to be included in the Company’s proxy statement pursuant to Rule 14a-8 of the Exchange Act for the 2022 Annual Meeting of Stockholders must be received by us at our principal office in Merrimack, New Hampshire not later than January 7, 2022, for inclusion in the proxy statement for that meeting.

If a stockholder of our Company who holds less than 40% of the shares of our capital stock issued and outstanding and entitled to vote wishes to otherwise present a proposal (including a nomination) before the 2022 Annual Meeting, such stockholder must give timely notice of such proposal to our Secretary at our principal offices. The required notice must be delivered to or mailed and received at our principal executive offices not later than 60 days prior to the meeting and not earlier than 90 days prior to the meeting. This means that, if the 2022 Annual Meeting is held on the same date as the 2021 Annual Meeting, the notice must be delivered to or mailed and received at our principal executive offices not later than March 27, 2022 nor earlier than February 25, 2022. Notwithstanding the foregoing, if we provide less than 70 days notice or prior public disclosure of the date of the meeting to stockholders, notice by the stockholder or stockholders to be timely must be delivered or mailed to the Secretary not later than the close of business on the tenth day following the date on which the notice of the meeting was mailed or public disclosure was made, whichever occurs first.

By Order of the Board of Directors,

Patricia Gallup
Chair of the Board and
Chief Administrative Officer

April 30, 2021

OUR BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN, AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. YOUR PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING, AND YOUR COOPERATION WILL BE APPRECIATED.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. PC CONNECTION, INC. ATTN: MICHELLE BUCKLAND 730 MILFORD ROAD MERRIMACK, NH 03054 TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D52631-P55260 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. PC CONNECTION, INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF THE NOMINEES IN PROPOSAL NO. 1 AND "FOR" PROPOSAL NO. 2. For Withhold For All AllAllExcept To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below. ! ! ! 1. To elect five directors to serve until the 2022 Annual Meeting of Stockholders; NOMINEES: 01) 02) 03) 04) 05) Patricia Gallup David Beffa-Negrini Barbara Duckett Jack Ferguson Gary Kinyon For Against Abstain ! ! ! 2. To ratify the selection by the Audit Committee of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021; To transact such other business as may properly come before the meeting or any adjournment thereof. 3. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH OF THE NOMINEES IN PROPOSAL NO. 1 AND "FOR" PROPOSAL NO. 2. Note: Please sign exactly as your name or names appear(s) on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

ANNUAL MEETING OF STOCKHOLDERS OF PC CONNECTION, INC. May 26, 2021 NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, Proxy Statement, Proxy Card, and 2020 Annual Report to Stockholders for the year ended December 31, 2020 are available at http://ir.connection.com/financials/annual-reports-and-proxy Please sign, date, and mail your proxy card in the envelope provided as soon as possible. D52632-P55260 PC CONNECTION, INC. ANNUAL MEETING OF STOCKHOLDERS To be held on May 26, 2021 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY The undersigned, revoking all prior proxies, hereby appoints Patricia Gallup with full power of substitution, as proxy (the "Proxy") to represent and vote as designated hereon all shares of stock of PC Connection, Inc. (the “Company”) which the undersigned would be entitled to vote if personally present at the 2021 Annual Meeting of Stockholders of the Company to be held on Wednesday, May 26, 2021 at 10:00 a.m., Eastern Time, or any adjournment thereof, with respect to the matters set forth on the reverse side hereof. PLEASE FILL IN, SIGN, DATE, AND MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE. CONTINUED AND TO BE SIGNED ON REVERSE SIDE